Exhibit 4.1

NUMBER		UNITS
U-__________
SEE REVERSE FOR CERTAIN DEFINITIONS	99 ACQUISITION GROUP INC.

CUSIP [_]

UNITS CONSISTING OF ONE SHARE OF COMMON STOCK, ONE RIGHT AND ONE WARRANT TO PURCHASE ONE SHARE OF COMMON STOCK

THIS CERTIFIES THAT

is the owner of Units.

Each Unit (“Unit”) consists of one share of common stock, par value $0.0001 per share, of 99 Acquisition Group Inc., a Delaware corporation (the “Company”), one right and one warrant. Each holder of a right is entitled to receive one-fifth of one share of common stock of the Company upon the Company’s completion of a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination, with one or more target businesses (a “Business Combination”). Each Warrant will become exercisable on the later of (i) thirty (30) days after the Company’s completion of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (each a “Business Combination”), or (ii) twelve (12) months from the closing of the Company’s initial public offering (the “IPO”), and will expire unless exercised before 5:00 p.m., New York City Time, on the date that is five (5) years after the date on which the Company completes its initial Business Combination, or earlier upon redemption or liquidation. The common stock, rights and warrants comprising the Units represented by this certificate are not transferable separately until the 52nd day after the date of the prospectus relating to the IPO, unless EF Hutton, division of Benchmark Investments, informs the Company of its decision to allow earlier separate trading, provided that the Company has filed with the Securities and Exchanges Commission a Current Report on Form 8-K, which includes an audited balance sheet reflecting the Company’s receipt of the gross proceeds of the IPO.

The terms of the rights are governed by a rights agreement (the “Rights Agreement”), dated as of [_], 2023, between the Company and Continental Stock Transfer & Trust Company, as the rights agent, and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof.

The terms of the warrants are governed by a warrant agreement (the “Warrant Agreement”), dated as of [_], 2023, between the Company and Continental Stock Transfer & Trust Company, as the warrant agent, and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof.

Copies of the Rights Agreement and the Warrant Agreement are on file at the office of the rights agent and warrant agent at 1 State Street, 30th Floor, New York, New York 10004, and are available to any right or warrant holder on written request and without cost.

Each Unit may be mandatorily split by the Company in connection with the closing of a Business Combination.

This certificate is not valid unless countersigned by the Transfer Agent and Registrar of the Company.

This Unit Certificate shall be governed and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

Witness the facsimile signatures of its duly authorized officers.

By:
Chairman	Secretary

99 Acquisition Group Inc.

The Company will furnish without charge to each stockholder who so requests, a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of shares or series thereof of the Company and the qualifications, limitations, or restrictions of such preferences and/or rights.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM –	as tenants in common	UNIF GIFT MIN ACT -	_____	Custodian	______
TEN ENT –	as tenants by the entireties		(Cust)		(Minor)
JT TEN –	as joint tenants with right of survivorship		under Uniform Gifts to Minors
	and not as tenants in common		Act ______________
(State)

Additional abbreviations may also be used though not in the above list.

For value received, ___________________________ hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE)

Units represented by the within Certificate, and do hereby irrevocably constitute and appoint

Attorney to transfer the said Units on the books of the within named Company with full power of substitution in the premises.

Dated

Notice:	The signature to this assignment must correspond with the name as written upon the face of the certificate in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15).

As more fully described in the Company’s final prospectus dated of [•], 2023, the holder of this certificate shall be entitled to receive funds with respect to the underlying share of common stock from the trust account established in connection with the Company’s initial public offering only in the event of the Company’s liquidation upon failure to consummate a business combination within the required time period set forth in the Company’s Amended and Restated Certificate of Incorporation (the “Certificate”), as the same may be amended from time to time, or if the holder seeks to convert his or her respective shares of common stock underlying the Unit upon consummation of such business combination or in connection with certain amendments to the Certificate. In no other circumstances shall the holder have any right or interest of any kind in or to the trust account.